Exhibit 99.1

Protalix BioTherapeutics to Participate at Two Upcoming Global Healthcare Conferences

CARMIEL, Israel, February 23, 2012/Globe Newswire/Protalix BioTherapeutics, Inc. (NYSE-AMEX:PLX, TASE:PLX), announced today that Yossi Maimon, the Company’s Vice President and Chief Financial Officer, will present at the Citi 2012 Global Health Care Conference on Monday, February 27, 2012 at 11:00 AM ET. The conference will be held at The Waldorf-Astoria Hotel in New York City on February 27-29, 2012. A webcast of the live presentation will be available at www.protalix.com on the event calendar page. A replay will be archived and available after the conference for 30 days.

Additionally, Mr. Maimon will be participating in the Credit Suisse Global Healthcare One-on-One Conference on Wednesday, February 29, 2012. The conference will be held at Credit Suisse’s office in London, England on February 29, 2012 to March 2, 2012.

About Protalix

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx(R). Protalix's unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner in an environment free of mammalian components and viruses. Protalix's lead compound, taliglucerase alfa, an enzyme replacement therapy for the treatment of Gaucher disease, completed phase III development. Marketing applications for taliglucerase alfa have been filed in the United States, Europe, Israel, Brazil and Australia. The U.S. Food and Drug Administration granted Protalix a Prescription Drug User Fee Act (PDUFA) target action date of May 1, 2012 for taliglucerase alfa. Protalix's development pipeline also includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; an orally-delivered glucocerebrosidase enzyme that is naturally encased in carrot cells, also for the treatment of Gaucher disease; pr-antiTNF, a similar plant cell version of etanercept (Enbrel(R)) for the treatment of certain immune diseases such as rheumatoid arthritis, juvenile idiopathic arthritis, ankylosing spondylitis, psoriatic arthritis and plaque psoriasis; and others.

Forward Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms "anticipate," "believe," "estimate," "expect" and "intend" and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

Investor Contact

Marcy Nanus
The Trout Group, LLC
646-378-2927
mnanus@troutgroup.com

Media Contact

Jennifer Conrad or Kari Watson
MacDougall Biomedical Communications
781-235-3060
jconrad@macbiocom.com
kwatson@macbiocom.com